EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com

SYMANTEC AUTHORIZES $3 BILLION EXPANSION OF COMMON SHARE REPURCHASE PROGRAM

CUPERTINO, Calif. — March 28, 2005 — Symantec Corp. (Nasdaq: SYMC) today announced that its Board of Directors has approved a $3 billion post-merger expansion of the company’s previously authorized share repurchase program to a total of $4.24 billion. Under the Board’s previous stock repurchase authorization, Symantec has already repurchased 98 million shares at an aggregated cost of $762 million between January 2001 and Feb. 25, 2005, leaving approximately $3.5 billion available for future repurchases.

During the period between the completion of the merger with VERITAS Software Corporation and March 31, 2006, Symantec expects to repurchase shares for cash in open market transactions at prevailing market prices and as business conditions warrant.

As of Feb. 25, 2005, the company had approximately 710 million shares outstanding and approximately $3 billion in cash and cash equivalents. The company expects to issue approximately 500 million additional shares in connection with the merger. Following the merger, the company expects to have approximately $5.5 billion in cash and cash equivalents.

John W. Thompson, Symantec’s chairman and CEO, noted that the Board approved an expanded post-merger repurchase program after a review of the company’s financial position and investment alternatives. “Just as we have a commitment to provide comprehensive security and availability solutions to address the needs of customers, we are committed to bringing value to our shareholders. Because of our strong cash position, we can implement this program without adversely affecting our long-term plans.”

About Symantec

Symantec is the global leader in information security providing a broad range of software, appliances and services designed to help individuals, small and mid-sized businesses, and large enterprises secure and manage their IT infrastructure. Symantec’s Norton brand of products is the worldwide leader in consumer security and problem-solving solutions. Headquartered in Cupertino, Calif., Symantec has operations in more than 35 countries. More information is available at http://www.symantec.com.

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FORWARD LOOKING STATEMENTS: This press release contains forward-looking statements, including statements of future expectations concerning available cash and cash equivalents following the merger with VERITAS Software Corp. and Symantec’s expectations with respect to future stock repurchases, including the timing and amount of such repurchases, that involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from results expressed or implied by this press release. Such risks, uncertainties and other factors include, among others: uncertainties relating to the completion of the merger with VERITAS, possible restrictions on the use of available cash and cash equivalents, fluctuations in the market price of Symantec stock following the merger, changes in business conditions and needs, other potential uses for the company’s cash such as ongoing operations and acquisitions of other companies or technologies, and timing and amount of repurchases. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of Symantec’s Form 10-K for the year ended March 31, 2004 and recently filed Form 10-Q. Symantec assumes no obligation to update any forward-looking information contained in this press release.

Additional Information and Where to Find It

Symantec Corporation has filed a registration statement on Form S-4 containing a preliminary joint proxy statement/prospectus in connection with the merger transaction involving Symantec and VERITAS Software Corporation. We urge investors and security holders to read this filing (as well as the definitive joint proxy statement/prospectus when it becomes available) because it contains important information about the merger. Symantec, VERITAS and their directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the merger. Information regarding the special interests of these directors and executive officers in the merger is included in the preliminary joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of Symantec or VERITAS is also included in Symantec’s proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 30, 2004 or VERITAS’ proxy statement for its 2004 Annual Meeting of Stockholders, which was filed with the SEC on July 21, 2004. Investors and security holders may obtain free copies of the documents described above and other documents filed with the SEC at www.sec.gov or by contacting Symantec Investor Relations at 408-517-8239 or VERITAS Investor Relations at 650-527-4523.